UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 19, 2012

OPENTABLE, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-34357	94-3374049
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

799 Market Street, 4th Floor, San Francisco, California	94103
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (415) 344-4200

Not Applicable

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

 (d)           On October 19, 2012, the Board of Directors (the “Board”) of OpenTable, Inc. (the “Company”), increased the number of directors of the Company from seven to eight and elected Robert Hohman to serve as a director of the Company.  Mr. Hohman was also appointed to serve on the Company’s Audit Committee.

Mr. Hohman is a co-founder of Glassdoor, Inc., an online provider of job and career information, and has served as its Chief Executive Officer since April 2007.  From October 2004 to May 2006, Mr. Hohman served as the President of Hotwire, Inc., a leading discount travel site and division of Expedia, Inc., an online travel provider.  From March 2003 to October 2004, Mr. Hohman served as President of Classic Custom Vacation at Expedia, and from 1999 to 2003 as Senior Vice President of Cruise and Package at Expedia.  Mr. Hohman holds a Master’s degree and a Bachelor of Science degree in Computer Science from Stanford University.

Mr. Hohman will participate in the Company’s standard compensation plan for non-employee directors, pursuant to which Mr. Hohman received an initial stock option grant to purchase 32,000 shares of the Company’s common stock when he joined the Board on October 19, 2012, and will thereafter receive an annual stock option grant to purchase 10,800 shares of the Company’s common stock on the date of each annual meeting of stockholders.  The shares subject to Mr. Hohman’s initial stock option grant will vest as to 25% of the underlying shares on each anniversary of October 19, 2012 and subsequent annual stock option grants will vest on the first anniversary of the date of grant. The shares subject to the initial stock option grant and subsequent annual stock option grants will automatically vest in full and become exercisable immediately prior to a change in control of the Company.  The foregoing description is qualified in its entirety by the text of the Company’s Amended and Restated Independent Director Policy, a copy of which was filed with the Securities and Exchange Commission on the Company’s Quarterly Report on Form 10-Q on May 3, 2012.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 23, 2012	OPENTABLE, INC.

	By:	/s/ I. Duncan Robertson
I. Duncan Robertson
Chief Financial Officer

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